AMERICAN INDEMNITY FINANCIAL CORPORATION      EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                                          THREE MONTHS     THREE MONTHS
                                              ENDED            ENDED
                                            03-31-95         03-31-94
                                          ___________      ____________
PRIMARY EARNINGS PER SHARE
__________________________
Weighted average shares of
common stock outstanding                  1,946,710          1,946,610

Stock options (treasury stock
method) (1)                                   8,804             13,829
                                          _________          _________
Weighted average shares out-
standing for primary earnings
per share computation                     1,955,514          1,960,439


Net income                              $       .25        $       .77


FULLY DILUTED EARNINGS PER SHARE
_______________________________
Weighted average shares of
common stock outstanding                  1,946,710          1,946,610

Stock options (treasury stock
method) (1)                                   9,063             13,829
                                          _________          _________
Weighted average shares out-
standing for fully diluted
computation                               1,955,773          1,960,439


Net income                              $       .25        $       .77




(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.